Exhibit 10.25
HADRON, INC.

PROMISSORY NOTE

Alexandria, Virginia
$57,950.00	Issue Date: November 5, 2001
Maturity Date: November 5, 2006

FOR VALUE RECEIVED, the undersigned, HADRON, INC., a corporation organized under the laws of the STATE OF NEW YORK, (“Maker” or “Company”) hereby promises to pay to LESE ANN KODGER (“Holder”), the principal amount of $57,950.00 (the “Principal Amount”) in immediately available funds, at Holder’s address as set forth herein, or at such other place as the Holder may from time to time in writing designate in accordance with the terms set forth below:

1.  Notes.    This Promissory Note (“Note”) is one of several promissory notes issued pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated as of October 31, 2001 by and among Maker, Hadron Acquisition Corp., a Delaware Corporation, Analex Corporation, a Nevada corporation and each of the selling equity holders identified on Exhibit A attached thereto, and the Analex Corporation Employee Stock Ownership Plan and Trust. Terms not defined herein shall have the meanings set forth in the Merger Agreement.

2.  Interest Rate.    Interest shall accrue and be payable on the unpaid Principal Amount from the date of this Note until paid in full at the rate of six percent (6%) per annum (the “Rate”). Notwithstanding any provision of this Note, Holder does not intend to charge and Maker shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the Commonwealth of Virginia; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Maker or credited against the Principal Amount, at the option of Holder. In the event that any amount due hereunder is not paid when due, such unpaid amount shall from and after the due date thereof, bear interest at a rate of ten percent (10%) per annum (the “Default Rate”).

3.  Application of Payments.    All payments received hereunder shall be applied first to the payment of any and all expenses and/or charges payable hereunder, then to interest due and payable, with the balance applied to the Principal Amount.

4.  Payment Terms.    Payments of principal and interest in the aggregate amount of $3,375.00 shall be due and payable quarterly commencing on February 2, 2002, and continuing on the first day of each subsequent three-month period thereafter through February 1, 2006, for a total of twenty (20) consecutive quarters unless the Note is prepaid (in whole or in part) pursuant to Section 5 hereof or the Note is terminated pursuant to Section 6 hereof. This Note shall mature and any unpaid Principal Amount plus accrued interest shall be due and payable on November 1, 2006 (the “Maturity Date”); provided, however that this Note shall terminate upon the occurrence of a Change in Control Transaction (as defined below) and from and after the closing of such Change in Control Transaction, and except for the balloon payment described in Section 6 below, no further payment of principal or interest by Maker shall be required.

5.  Prepayment and Reduction in Principal Amount.

(a)  Commencing one year from the Date of this Note, the Maker may prepay this Note in whole or in part without penalty by offering in writing to purchase from Holder up to 45,000 shares of Maker’s Common Stock beneficially owned by Holder for $2.00 per share. If Holder agrees to sell the stock to Maker, upon payment by Maker to Holder of proceeds of such sale, the Principal Amount shall be reduced in an amount equal to the percentage of 45,000 shares repurchased by the Maker. There shall be no prepayment penalty as a result of any prepayment of the Principal Amount made in accordance with the terms of this subsection. If Holder declines to sell such stock to Maker or fails to accept Maker’s written offer within thirty (30) days of delivery of Notice, the Principal Amount shall be reduced by the same percentage as if Holder had sold the stock to Maker. In the event of a partial prepayment of the Principal Amount, future quarterly payments shall be adjusted proportionally to reflect any such prepayment and provide for equal quarterly payments for the remainder of the term hereof.

(b)  If the Holder sells or otherwise decreases his beneficial ownership of any of the 45,000 shares of Maker’s Common Stock beneficially owned by Holder issued to Holder in connection with closing of the Merger Agreement and represented by Certificate No. H04875 (the “Designated Shares”), the Principal Amount shall be reduced by a percentage equal to the number of shares of common stock sold or transferred divided by $45,000. Holder must provide notice to Maker of any sale or transfer of Maker Common Stock beneficially owned by Holder pursuant to Section 14 hereof. In the event of a partial prepayment of the Principal Amount, future quarterly payments shall be adjusted proportionally to reflect any such prepayment and provide for equal quarterly payments for the remainder of the term hereof.

6.  Balloon Payment.

(a)  If the Maker is (i) subject to a Change in Control Transaction prior to the Maturity Date in which the Maker’s Common Stock is valued at the closing date of the Change in Control Transaction at a price per share which is less than $2.00 or (ii) the Average Price (as defined below) of Maker’s Common Stock is less than $2.00 per share as of the close of business on the Maturity Date, then the Holder is entitled to the Balloon Payment. The Balloon Payment is equal to the product of: (a) 45,000 less the number of Designated Shares purchased by Maker or declined to be sold by Holder pursuant to Section 5(a) hereof or sold by Holder pursuant to Section 5(b) hereof and (b) the difference between $2.00 and the Average Price as of the close of business on the first business day prior to the Termination Date (as defined below). The Average Price is defined as the arithmetic average (mean) of the closing price (if Over the Counter, the closing last trade price) on the Termination Date and each of the nineteen (19) previous days during which Maker’s Common Stock was traded (a total of twenty trading days). If on any such date the Common Stock of Maker is not listed or admitted to trading on any national securities exchange and is not quoted by Nasdaq or any similar organization, the fair value of a share of Common Stock on such date shall be determined in good faith by mutual agreement of Holder and Maker. If the parties cannot agree on the fair value, the Holder and Maker shall appoint an arbitrator experienced in such valuations to make such determination on their behalf. In the event of Change in Control Transaction, the Termination Date is defined as the closing date of such transaction. In the event this Note reaches maturity prior to the consummation of any Change in Control Transaction, the Termination Date is defined as the Maturity Date. Such payment shall be made, in immediately available funds, by or on behalf of Maker simultaneously with and as part of the consummation of the event listed in (i) or (ii) above and the making of such payment shall be considered payment in full under this Note, and the Note shall terminate immediately upon payment pursuant to this Section and be of no further force and effect.

(b)  A “Change in Control Transaction” shall be the happening of any one (1) of the following events: (i) the dissolution or liquidation of the Company; (ii) reorganization, merger or consolidation involving the Company, unless (A) the transaction involves only the Company and one or more of the Company’s parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or (B) the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Company to another company, person or business entity; or (iv) an acquisition of Company stock, unless the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the acquisition have the power to elect a majority of the board of directors of the Company immediately following the transaction.

(c)  In the event that a Change in Control Event occurs prior to the Maturity Date in which the Maker’s Common Stock is valued at the closing date of the Change of Control Transaction at a price per share of $2.00 or more, then this Note shall terminate, be deemed paid in full and Maker shall have no further payment obligations hereunder.

7.  Events of Default.    Upon the occurrence and during the continuance of an Event of Default (as defined below) the Holder may declare the entire unpaid Principal Amount of this Note, together with interest accrued, immediately due and payable at the place of payment. The term “Event of Default” shall mean:

(a)  the failure to pay any installment of principal or interest due, including but not limited to a Balloon Payment, under this Note within five (5) business days after the day on which any such payment is due;

(b)  any of the following events shall occur: an order, judgment or decree shall be entered for relief in respect of or adjudicating the Maker bankrupt or insolvent; the Maker shall petition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of the Maker or any substantial part of its assets; or the Maker shall commence any proceeding relating to the Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against the Maker and such petition, application or proceeding is not dismissed within one hundred twenty (120) days.

8.  Non-Waiver.    The failure at any time of Holder to exercise any of his options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of his options or rights at a later date. All rights and remedies of Holder shall be cumulative and may be pursued singly, successively or together, at the option of Holder. The acceptance by Holder of any partial payment shall not constitute a waiver of any default or of any of Holder’s rights under this Note.

9.  Applicable Law, Venue and Jurisdiction.    This Note and the rights and obligations of Maker and Holder shall be governed by and interpreted in accordance with the law of the Commonwealth of Virginia. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Alexandria, Virginia, in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that any party shall be entitled to seek specific performance of its rights hereunder or injunctive relief in any court of competent jurisdiction during the tendency of any dispute or controversy arising under or in connection with this Agreement.

10.  Partial Invalidity.    The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

11.  Binding Effect.    This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors, heirs and personal representatives.

12.  Costs/Attorneys Fees.    Upon the occurrence of an Event of Default, if this Note is referred to an attorney for collection or enforcement the Maker shall pay all of the Holder’s reasonable costs, fees and expenses, including all attorneys’ fees which relate to the collection of this Note provided that Holder substantially prevails in such collection or enforcement.

13.  Manner and Method of Payment.    All payments called for in this Note shall be made in lawful money of the United States of America. If made by check, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. Should any payment date fall on a non-banking day, Maker shall make the payment on the next succeeding banking day.

14.  Notices.    Any notice or demand required by or in connection with this Note shall be given by recognized overnight courier or hand delivery to the parties at their addresses specified on the first page of this Note, as such address may be modified by written notice of the parties. All notices and demands shall be considered to be effective upon the receipt thereof, or upon refusal to accept delivery by, the Maker or Holder, as applicable, regardless of the procedure or method utilized to accomplish delivery thereof to the Maker.

(a)    If to Maker:

Hadron, Inc.
5904 Richmond Highway
Suite 300
Alexandria, Virginia 22303
Attention: President

With a copy (which shall not constitute notice) to:

Holland & Knight LLP
2099 Pennsylvania Avenue, N.W.
Suite 100
Washington, D.C. 20006
Fax: (202) 955-5564
Attention: William J. Mutryn, Esq.

(b)    If to Holder:

Lese Ann Kodger
1501 Minutemen Cswy.
Unit 202
Cocoa Beach, Florida 32931

With a copy (which shall not constitute notice) to:

Shaw Pittman, LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attention: Victoria J. Perkins, Esq.

15.  Assignability.    This Note may not be assigned, sold, transferred or mortgaged by the Holder except to members of his immediate family or any trust or similar vehicle for the benefit of any such family member, at any time without the prior written consent of the Maker, which consent shall not be unreasonably withheld.

16.  Seal and Effective Date.    This Note is an instrument executed under seal and is to be considered effective and enforceable as of the date set forth on the first page hereof, independent of the date of actual execution and delivery.

17.  Tense; Gender; Defined Terms; Section Headings.    As used herein, the singular includes the plural and the plural includes the singular. A reference to any gender also applies to any other gender. Defined terms are capitalized throughout this Note. The section headings are for convenience only and are not part of this Note.

18.  Acknowledgement by Maker.    Maker acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note, and hereby executes this Note intending to create an instrument executed under seal.

19.  Subordination.    This Note and the obligations evidenced hereby shall be subordinate to present and future senior debt of Maker. Concurrent with the execution of this Note, Holder agrees to execute and deliver a subordination agreement with any Maker’s senior lenders (the “Senior Lender”) in a form reasonably required by Senior Lender. In addition, Holder agrees to execute substantially similar subordination agreements in favor of Maker’s future Senior Lenders if requested by such Senior Lenders while this Note is outstanding. The exercise of remedies upon an event of default under this Note may be limited by the terms of such subordination agreement.

20.  Set-off Under Merger Agreement.    Maker shall have the right to set-off against the payment of amounts due hereunder any amounts due to Maker by Holder under the Merger Agreement, including any amounts due under Section 12.5 (Indemnification Obligations). Prior to any such set-off, Maker shall deliver to Holder a written notice describing the amount of the proposed set-off and the reasons therefor. The payments represented by the proposed set-off shall be suspended until the claim or dispute that is the basis for the proposed set-off is either (i) resolved by the parties in writing or (ii) determined by an arbitrator or court pursuant to the Merger Agreement. Any payment or set-off determined upon resolution of any proposed set-off shall be made within ten (10) days following the resolution or determination of such claim or dispute.

(Signature page to follow)

IN WITNESS WHEREOF, Hadron, Inc., a New York corporation has caused this Convertible Note to be signed in its corporate name by its President or Chief Executive Officer and its corporate seal affixed hereto duly attested, by authority duly given, all as of the day and year first above written.

Attest:		HADRON, INC. a New York Corporation

By:	/s/ KAREN DICKEY Karen Dickey Corporate Secretary	By:	/s/ STERLING E. PHILLIPS Sterling E. Phillips Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

By:	/s/ LESE ANN KODGER Lese Ann Kodger

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